Exhibit 99.2

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES STOCK AND CASH DIVIDENDS

Charlottesville, VA - June 14, 2019 – Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that on June 13, 2019, its Board of Directors (the “Board”) declared a 5% stock dividend to be paid on July 5, 2019 to shareholders of record as of June 26, 2019. Shareholders will receive cash in lieu of fractional shares. Also on June 13, 2019, the Board declared a quarterly cash dividend of $0.30 per share to be paid on July 26, 2019 to shareholders of record as of July 12, 2019. The stock dividend will take effect first, whereby each shareholder will receive 0.05 shares of the Company’s common stock for every share of common stock held as of the record date, and therefore, the cash dividend will be paid on the increased number of shares. The quarterly cash dividend represents an annual yield to shareholders of approximately 3.17% based on the closing price of the Company’s common stock on June 13, 2019.

“We are pleased to announce a stock dividend, effective prior to and supplementing our quarterly cash dividend,” said Glenn Rust, President and Chief Executive Officer. “Our strong capital position allows us to continue to exhibit an ongoing commitment to our shareholders.”

As a result of the Board’s action, the outstanding shares of the Company’s common stock will increase by approximately 128,000 shares, from 2.6 million shares outstanding to 2.7 million shares outstanding.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville and one in Winchester, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including VNB Trust and Estate Services. Investment advisory and retail brokerage services are offered under the name of VNB Investment Services. Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison, 434.817.8587